      Filed pursuant to Rule 433
January 19, 2006
Relating to
Preliminary Prospectus Supplement dated January 17, 2006 to
Prospectus dated November 14, 2005
Registration Statement Nos. 333-129243 and 333-129243-05

Morgan Stanley Capital Trust VI
6.60% Capital Securities
guaranteed by

Issuer:	Morgan Stanley Capital Trust VI

Guarantor of the Capital Securities and Issuer of the Junior Subordinated Debentures to be Purchased by the Issuer:	Morgan Stanley

Designation of the Series of Capital Securities:	6.60% Capital Securities

CUSIP:	617461 20 7

Aggregate Number of Firm Capital Securities:	30,000,000

Aggregate Number of Capital Securities (if Underwriters’ over-allotment option is exercised in full):	34,500,000

Aggregate Liquidation Amount of Firm Capital Securities:	$750,000,000

Aggregate Liquidation Amount of Capital Securities (if Underwriters’ over-allotment option is exercised in full):	$862,500,000

Liquidation Amount per Capital Security:	$25

Aggregate Principal Amount of Firm Junior Subordinated Debentures to be Purchased by the Issuer underlying Capital Securities:	$750,000,000

Aggregate Principal Amount of Junior Subordinated Debentures to be Purchased by the Issuer underlying Capital Securities (if Underwriters’ over-allotment option is exercised in full):	$862,500,000

Purchase Price:	$25 per Capital Security, plus accumulated distributions, if any, from January 26, 2006 to the date of payment and delivery

Issue Price (Price to Public):	$25

Proceeds to Issuer (assuming no exercise of over-allotment option):	$750,000,000

Net Proceeds to Guarantor (assuming no exercise of over-allotment option):	$726,375,000

Form:	Book-entry only (DTC)

Mandatory Redemption Date of Capital Securities and Maturity Date of Junior Subordinated Debentures:	February 1, 2046

Trade Date:	January 19, 2006

Original Issue Date (Settlement):	January 26, 2006

Accrual Date for Distributions on Capital Securities and Interest on Junior Subordinated Debentures:	January 26, 2006

Annual Distribution Rate of the Capital Securities:	6.60% of the Liquidation Amount ($1.65 per Capital Security)

Annual Interest Rate on the Junior Subordinated Debentures:	6.60%

Deferral Provisions:	Interest on the Junior Subordinated Debentures and distributions on the Capital Securities will be deferrable as described in the Preliminary Prospectus Supplement dated January 17, 2006 relating to the offering of the Capital Securities
Annual Rate at which Deferred Interest and Deferred Distributions will Accumulate:	6.60%

Distribution Payment Period:	Quarterly

Distribution Payment Dates:	Each February 1, May 1, August 1, and November 1, commencing May 1, 2006

Specified Currency:	U.S. Dollars

Denominations:	$25 and integral multiples thereof

Redemption of Junior Subordinated Debentures and Capital Securities:	Subject to obtaining any then required regulatory approval: (a) on or after February 1, 2011, in whole or in part, on one or more occasions, at any time; (b) before February 1, 2011, in whole only and only if adverse changes in tax or investment company law occur and are continuing; and (c) at any time, in whole or in part, upon adverse changes in the policies or rules and regulations relating to capital treatment of the Securities and Exchange Commission or of any applicable regulatory body or governmental authority.

Lead Manager:	Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Citigroup Global Markets Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; UBS Securities LLC; Wachovia Capital Markets, LLC

Junior Co-Managers:	HSBC Securities (USA) Inc.; Wells Fargo Securities, LLC

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the guarantor any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors).

Preliminary Prospectus Supplement Dated January 17, 2006 and Prospectus Dated November 14, 2005